CHINA DIRECT TRADING CORP. HIRES FLORIDA SALESPERSON FOR GENERATOR SALES TO DISTRIBUTORS

Wednesday September 21, 8:30 am ET

DAVIE, Fla., Sept. 21, 2005 (PRIMEZONE) -- China Direct Trading Corporation's (OTC BB:CHDT.OB - News) wholly owned subsidiary, China Pathfinder Fund, LLC.
(CPF) has hired Eric Delarue, a 15-year sales veteran of electrical and mechanical equipment, to head up the company's generator sales in Florida. CPF has received numerous inquiries within the past week from Generator installers in Florida looking for alternative suppliers due to lengthy deliveries and higher prices from U.S. manufacturers. CPF looks to supply these service providers who are needed in the process of installing a large generator which is installed with a cement slab and a crane. Most generator suppliers carry U.S. made generators which cost 20% more than CPF imports and deliveries can be as long as 40 weeks on select models.

The company intends to set up exclusive sales territories throughout the country and will be the first such network of large scale Chinese generator suppliers in the U.S. CPF will also private label the generators for the distributor or their retail customer.


Mr. Delarue has more than 15 years experience in international sales of capital equipment. He holds two masters degrees in business administration and international trade and speaks English, French, German and Spanish. Mr. Delarue can be reached at 954-474-0224 or by email at chinadirect.eric@earthlink.net.


This sales initiative is part of China Direct's ongoing efforts to broaden its business lines from the traditional souvenir and gift products and to capitalize on its commercial contacts in China.


For     information     on    these     new     products,     please    go    to
http://www.chinadirecttradingco.com


CHDT is a global trading holding company with subsidiaries involved in trade in various industries in China. CPF is one wholly owned subsidiary engaged in trade of items other than souvenirs and novelties. The company has the ability to source any products in China and welcomes OEM projects of any kind.


FORWARD-LOOKING STATEMENTS: This press release includes "forward-looking statements" within the meaning of the federal securities laws. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Many factors are beyond the company's and its subsidiaries' control. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's existing and future filings with the Securities and Exchange Commission. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. China Direct and its subsidiaries disclaim any obligation to update information in this press release.


CONTACT:

         Rubenstein Investor Relations
         Tim Clemenson
         (212) 843-9337